PMC-Sierra, Inc.
                        CALCULATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                   (unaudited)

                                                          Three Months Ended
                                                        ------------------------
                                                           Sep 27,     Sept 30,
                                                             1998         1997
                                                         (restated)
Numerator:
Net income                                                  $ 5,405     $ 7,291
                                                        ============ ===========

Denominator:
Basic weighted average common shares outstanding (1)         32,193      31,146
                                                        ------------ -----------

Effect of dilutive securities:
Stock options                                                 2,182       2,025
Stock warrants                                                   19          17
                                                        ------------ -----------
Shares used in calculation of net income per share           34,394      33,188
                                                        ============ ===========

Basic net income per share                                   $ 0.17      $ 0.23

Diluted net income per share                                 $ 0.16      $ 0.22


(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic net income per share.